FOR IMMEDIATE RELEASE	Edgewell Personal Care 1350 Timberlake Manor Parkway St. Louis, MO 63017

Edgewell Personal Care Announces the Appointment of Rod R. Little as
Chief Financial Officer

ST. LOUIS, Mo. - February 14, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced the appointment of Rod R. Little as chief financial officer (CFO). Little served most recently as CFO with HSN Inc. and, prior to that, Elizabeth Arden Inc. He will begin March 5, 2018 and will be based in the company’s Shelton, Conn. office, reporting to David Hatfield, chief executive officer, president and chairman of the board of directors.

“Rod is a seasoned executive with more than 20 years of global experience in consumer goods organizations, significant public company experience and a track record of driving results through business transformation. I am thrilled to bring him on board to collaborate with Edgewell’s executive team as we accelerate our path to delivering against our strategic plans,” said Hatfield.

“I am excited to join the Edgewell team and look forward to partnering with David and the entire organization to help accelerate the company’s growth,” said Little. “With Edgewell’s strong brands and ambitious “Challenger” mentality, I believe we can develop the plans and execute the actions needed to drive strong business results and increase shareholder value.”

Most recently, as CFO of HSN Inc., Little led the development of a revised financial plan with a greater focus on cost reduction to ensure delivery of financial targets, while also shifting investment priorities to drive long term growth objectives. In addition, he led a strategy renewal - supported by strategic investments in digital, e-commerce and supply chain - to deliver value creation in a difficult retail environment.

Prior to that, Little served as EVP and CFO of Elizabeth Arden, where he was instrumental in a turnaround that restored revenue growth and profitability to the business. As CFO, he led the company’s global finance and IT organizations with nine VP-level direct reports and more than 200 people globally. Earlier in his career, he was CFO for Procter & Gamble’s global salon professional division, which offered him a broad, global perspective and valuable consumer insights across a wide product portfolio.

Little holds a B.S. in Management from the United States Air Force Academy in Colorado Springs, Colo., and an MBA in Finance from the University of Pittsburgh in Pittsburgh, Pa.

About Edgewell Personal Care
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie®; Bull Dog® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

Contact:
Chris Gough
Vice President, Investor Relations
Chris.Gough@Edgewell.com
(203) 944-5706